AMERICAN BEACON FUNDS
C CLASS
DISTRIBUTION PLAN
AMENDED AND RESTATED SCHEDULE A
     As noted in Paragraph 1 of the American Beacon Funds C Class Distribution Plan, the following Funds have adopted the American Beacon Funds C Class Distribution Plan:

Balanced Fund	Large Cap Value Fund
Emerging Markets Fund	Mid-Cap Value Fund
Flexible Bond Fund	Retirement Income and Appreciation Fund
High Yield Bond Fund	Short-Term Bond Fund
Intermediate Bond Fund	Small Cap Value Fund
International Equity Fund	Treasury Inflation Protected Securities Fund
Large Cap Growth Fund	Zebra Large Cap Equity Fund
Zebra Small Cap Equity Fund	Small Cap Value II Fund
Evercore Small Cap Equity Fund	SiM High Yield Opportunities Fund
Dated: July 1, 2011